Exhibit 99.1
CKX’S AFFILIATE, FX LUXURY REALTY, ACQUIRES
REMAINING 50% OF PARK CENTRAL PROPERTY IN
LAS VEGAS, NOW HAS COMPLETE OWNERSHIP
New York, New York — July 9, 2007 — CKX, Inc. (NASDAQ: CKXE) announced today that FX Luxury Realty LLC has acquired the 50 percent it did not own of the Park Central property, a 17.7-acre lot located on Las Vegas Boulevard in Las Vegas, Nevada. As a result of this purchase, FX Luxury now owns 100 percent of the Park Central property. The purchase was completed on the previously disclosed terms, with the $180 million total consideration paid in cash from borrowings and cash on hand. FX Luxury Realty has previously announced its plans to pursue a retail, hotel, casino, commercial and residential development project on the Las Vegas property.
For more detailed information please see CKX’s Current Report on Form 8-K, which was filed today and may be obtained at the Company’s website at www.ckx.com as well as at the SEC’s web site at www.sec.gov.
A registration statement relating to FX Luxury securities will be filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley; the operations of Graceland; the rights to the name, image and likeness of Muhammad Ali; and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. On June 1, 2007, CKX entered into a merger agreement with 19X, Inc., a private company owned and controlled by Robert F.X. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly- owned subsidiary of CKX, that will result in the sale of CKX to 19X at a price of $13.75 per share in cash. The merger agreement also requires CKX to distribute half of its ownership interest in FX Luxury Realty LLC to its stockholders. On June 18, 2007, CKX distributed that half of its FX Luxury equity into trusts for the benefit of its stockholders, which equity will be paid to CKX stockholders shortly following registration of such shares with the Securities and Exchange

Commission. For more information about CKX, Inc., visit its corporate website at www.ckx.com.
About FX Luxury
FX Luxury owns, through its wholly owned subsidiaries, 17.72 contiguous acres of land located at the corner of Harmon Avenue and Las Vegas Boulevard in Las Vegas, Nevada, (the “Park Central Property”). FX Luxury intends to pursue a retail, hotel, commercial and residential development project on the Park Central Property. In addition, FX Luxury will pursue similar real estate and attraction-based projects throughout the world, including the development of one or more hotels nearby or contiguous to the Graceland property in Memphis, Tennessee.
In addition to its interest in the Park Central Properties and its plans with respect to a Graceland-based hotel, FX Luxury directly and through subsidiaries, holds 836,588 shares of common stock, par value $0.0001 per share in Riviera Holdings Corporation (Amex: RIV), a company that owns and operates the Riviera Hotel & Casino in Las Vegas, Nevada, as well as a 50 percent-economic interest in an option to acquire an additional 1,147,550 Riviera shares at a price of $23 per share. On May 16, 2007, Riviera Acquisitions Holdings, a 57 percent-owned subsidiary of FX Luxury, made an offer to acquire the remaining outstanding shares of Riviera at a price of $34 per share. The closing price of Riviera shares on the American Stock Exchange on July 6, 2007, was $36.01 per share.
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